Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 87 to Registration Statement No. 002-34009 on Form N-1A of our report dated November 16, 2012, relating to the financial statements and financial highlights of Fidelity Advisor Diversified Stock Fund, a fund of Fidelity Destiny Portfolios, appearing in the Annual Report on Form N-CSR of Fidelity Destiny Portfolios for the year ended September 30, 2012, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

June 6, 2013